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Filed pursuant to Rule 424(b)(3)
Registration No. 333-104188

PROSPECTUS

15,122,961 Shares

DADE BEHRING HOLDINGS, INC.

Common Stock

        This prospectus relates to the offer and sale from time to time by each of the selling stockholders identified in this prospectus of up to 15,122,961 shares of our common stock. These selling stockholders obtained their shares of Dade Behring Holdings, Inc. common stock as part of our reorganization in October 2002. We will not receive any of the proceeds from the sale of our shares being sold by the selling stockholders.

        Our common stock is being registered to permit the selling stockholders to sell the securities from time to time to the public. The selling stockholders may sell the common stock through ordinary brokerage transactions or through any other means described in the section entitled "Plan of Distribution." We do not know when or in what amounts a selling stockholder may offer securities for sale. The selling stockholders may sell any, all or none of the common stock offered by this prospectus.

        Our common stock trades on the NASDAQ National Market under the ticker symbol "DADE." On January 27, 2004, the closing sale price of one share of our common stock was $39.53.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 to read about factors you should consider before buying the shares of common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 3, 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Forward-Looking Statements	6
Use of Proceeds	6
Principal and Selling Stockholders	7
Plan of Distribution	10
Legal Matters	11
Experts	11
Where You Can Find Additional Information	11

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary is not complete and does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the documents that are incorporated by reference into this prospectus, before making an investment decision.

Dade Behring Holdings, Inc.

        We are a leading manufacturer and distributor of in vitro diagnostics, or IVD, products worldwide. Of the more than $21 billion total estimated annual global IVD market, we serve a $12 billion segment targeted primarily at clinical laboratories. We have strong market positions in each of our core product markets, which include chemistry/immunochemistry, hemostasis, microbiology and infectious disease diagnostics.

        IVD systems enable physicians to diagnose, treat and monitor patients through IVD tests, which determine the presence of analytes in blood or other samples. IVD tests are performed in a number of different clinical settings, including hospitals, reference laboratories, physicians' offices, ambulatory care centers and consumers' homes. IVD systems are most commonly used for traditional routine clinical chemistry tests that measure a patient's glucose, cholesterol or sodium as part of routine blood checks.

        We manufacture and market a broad offering of IVD products and services which currently include:

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  medical diagnostic instruments;

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  reagents and consumables; and

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  maintenance services.

        In total, we have a worldwide installed base of more than 41,000 instruments. Our customer base consists of approximately 25,000 customers worldwide. We believe that we provide products and services to approximately 85% of U.S. hospital-based clinical laboratories and to the majority of reference laboratories worldwide. Over 80% of our instrument systems are "closed" systems, which generally requires the exclusive use of our reagents and consumables in order to run tests. As a result, we generate a stable and recurring stream of revenue from reagents, consumables and service contracts.

        Baxter Diagnostics, a division of Baxter International, Inc. and the predecessor company to our operating subsidiary, Dade Behring Inc., was established in 1949 as part of the Dade County Blood Bank in Florida. In December 1994, Bain Capital, Inc. and the GS Capital Partners, L.P. and certain of their affiliates formed Dade Behring Holdings, Inc. and acquired certain assets of Baxter Diagnostics from Baxter International, Inc. The assets acquired from Baxter International, Inc. included established leadership positions in hemostasis and microbiology, strong routine chemistry/immunoassay market positions and an extensive sales and service organization especially in the United States.

        Dade Behring Holdings, Inc. is a corporation organized on September 23, 1994 under the laws of the State of Delaware. Our principal executive offices are located at 1717 Deerfield Road, Deerfield, Illinois 60015-0778 and our telephone number is (847) 267-5300.

RISK FACTORS

        Before you invest in our common stock, you should carefully consider all of the material risks of our business, including those described below, in addition to the other information contained in or incorporated by reference into this prospectus. This prospectus and the information incorporated by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. See "Forward-Looking Statements." Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference into this prospectus.

Risks Relating to Our Business

        Our failure to compete with other manufacturers in the highly competitive IVD industry, some of which have greater financial resources than we do, could harm our ability to retain existing customers and obtain future business.

        The IVD industry is highly competitive and we encounter competition from several international manufacturers in both domestic and foreign markets. Some of our competitors are significantly larger and have greater resources, financial and other, than we do. Moreover, we encounter different competitors in each of our key product lines and we cannot assure you that we will not encounter increased competition in the future which could have a material adverse effect on our business.

        Our profit margins and business approach may be adversely affected by potential healthcare reform.

        Substantially all of our sales are in the IVD industry. Healthcare reform and the growth of managed care organizations have been considerable forces in the IVD industry. These forces continue to place constraints on the levels of overall pricing and thus could have a material adverse effect on the profit margins of our products. Such continuing changes in the United States healthcare market could also force us to alter our approach in selling, marketing, distributing and servicing our customer base. In the United States and abroad, changes to government reimbursement policies, could reduce the funding that healthcare service providers have available for IVD expenditures, which could have a material adverse impact on our sales and/or profit margin.

        If we are unable to retain senior management and other qualified professionals, our business operations could be adversely affected.

        Our success and future prospects depend on the continued contributions of our senior management. We cannot assure you that we would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of the senior management team could have a material adverse effect on our business, financial condition and results of operations.

        If we are unable to meet our covenant obligations under the Emergence Facility or if we are unable to obtain favorable financing upon the expiration of the Emergence Facility, our operating results may be adversely affected.

        Upon our emergence from bankruptcy, we entered into a five-year $125 million revolving credit facility and a six-year $450 million term loan facility, which together with the revolving credit facility, we refer to as the "Emergence Facility." The Emergence Facility contains customary covenants, including financial covenants. If we cannot meet these covenants, events of default would arise, which could result in payment of this indebtedness being accelerated. We cannot assure you that upon the expiration of the Emergence Facility we will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, will be on terms equally favorable to us.

        We cannot assure you that we will be able to raise additional capital to meet capital expenditure needs if our operations do not generate sufficient funds to do so.

        Our business is expected to have substantial capital expenditure needs. Our operations may not generate sufficient funds to meet our capital expenditure needs, and there is no guarantee that we will have the ability to gain access to additional capital, if needed, particularly in view of competitive factors and industry conditions. Any additional capital raised through the sale of equity may dilute the ownership percentage of holders of our common stock.

        We make significant investments in research and development, but there is no guarantee that any of these investments will ultimately result in a commercial product that will generate revenues.

        Our products require the integration of many component systems and processes including electromechanical, information systems, and biochemical reactions or assays. Each year we expend significant resources in trying to develop new products that incorporate these systems. For the nine months ended September 30, 2003, we spent approximately $86.6 million on research and development expenses. Notwithstanding these investments, we may be unable to successfully design or develop any or all of these components or to integrate them into viable commercial systems.

        Our substantial indebtedness may limit cash flow available to invest in the ongoing needs of our business to generate future cash flow.

        Our outstanding debt at September 30, 2003 was $695.8 million. We may also incur additional debt from time to time to finance working capital, capital expenditures and other general corporate purposes. Our substantial indebtedness could have important consequences to holders of our common stock. For example, it could:

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

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  increase the amount of interest expense that we have to pay, because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

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  increase our vulnerability to adverse general economic or industry conditions;

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  limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate; or

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  place us at a competitive disadvantage compared to our competitors that have less debt.

        Because a significant portion of our business is conducted outside the United States, fluctuations in foreign currency exchange rates could adversely affect our results of operations.

        Approximately 50% of our sales are international and a significant portion of our earnings are attributable to operations conducted abroad. The United States dollar value of sales and earnings of these operations varies with currency exchange rate fluctuations. Changes in certain exchange rates could have an adverse effect on our ability to meet interest and principal obligations on our United States dollar-denominated debt. Our planned hedging of other currencies against the United States dollar may not adequately reduce exposure to currency exchange fluctuation.

        Our ability to compete depends in part on our ability to protect our intellectual property.

        We own over 2,500 United States and foreign patents and have numerous patent applications pending in the United States and abroad. We own numerous United States and foreign registered trademarks and service marks and have applications for the registration of trademarks and service marks pending in the United States and abroad. We also own several United States copyright registrations. In addition, we own a wide array of unpatented proprietary technology and know-how. Further, we license certain intellectual property rights from third parties. Our ability to compete depends in part on our ability to maintain the proprietary nature of our owned and licensed intellectual property. There can be no assurance as to the degree of protection offered by the various patents, the likelihood that patents will be issued on pending patent applications, or, with regard to the licensed intellectual property, that the licenses will not be terminated. Furthermore, there can be no assurance that others will not develop around the patented aspects of any of our current or proposed products, independently develop technology or know-how that is the same as or competitive with our technology and know-how or otherwise obtain access to our intellectual property. If we are unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, our revenues and results of operations may be adversely affected.

        We are subject to various environmental and occupational health and safety laws and any violation of these laws could result in liability which could adversely affect us.

        We are subject to federal, state, local and foreign environmental, health and safety laws and regulations and are subject to liabilities and compliance costs associated with past and current handling, processing, storing and disposing of hazardous substances and wastes. Our operations are also subject to federal, state, local and foreign occupational health and safety laws and regulations. This requires us to devote significant resources to maintain compliance with applicable environmental and occupational health and safety laws and regulations and manage environmental risks.

        We are subject to regulation by various federal, state and foreign agencies, which requires us to comply with regulations in the manufacture of some of our products and violation of such regulations could adversely affect us.

        Some of our products and operations are subject to regulation by the United States Food and Drug Administration, or FDA, and various other federal and state agencies, as well as by a number of foreign governmental agencies. FDA regulations require that most of our new products have pre-marketing approval by the FDA, or prove substantial equivalence through a 510(k) application and also require that most of our products be manufactured in accordance with Good Manufacturing Practices.

        Our products and operations are also subject to regulation by the United States Drug Enforcement Agency, or DEA, and various other federal and state agencies, including the United States Department of Agriculture, or USDA, as well as by a number of foreign governmental agencies. DEA regulations require that we obtain DEA Registrations for the bulk manufacture and handling of controlled substances, maintain effective controls against diversion, and use state of the art techniques in the manufacture of controlled substances. The USDA regulates the importation of animal-sourced materials and the treatment and handling of animals utilized to derive biological materials used in research or production.

        Compliance with such regulations substantially increases the time, difficulty and costs incurred in obtaining and maintaining the approval to manufacture and market newly developed and existing products. In addition, government regulatory actions can result in the seizure or recall of products, suspension or revocation of the authority necessary for their production and sale and other civil or criminal sanctions.

        Because of the Plan of Reorganization, our financial information after October 1, 2002 is not comparable to our financial information prior thereto.

        On September 18, 2002, the United States Bankruptcy Court for the Northern District of Illinois confirmed our and our subsidiaries' Joint Chapter 11 Plan of Reorganization, which became effective on October 3, 2002 and which we refer to as the Plan of Reorganization. As a result of the consummation of the Plan of Reorganization, we are operating our business under a new capital structure. In addition, we are subject to the fresh start accounting rules. Accordingly, our financial condition and results of operations after October 1, 2002, the initial date of fresh start reporting, is not comparable to the financial condition or results of operations reflected in the historical financial statements incorporated by reference into this prospectus.

Risks Relating to our Common Stock

        There may be volatility in our stock price.

        The market price of our common stock is subject to significant fluctuations in response to numerous factors, including variations in our annual or quarterly financial results or those of our competitors, changes by financial analysts in their estimates of our future earnings, conditions in the economy in general or in the IVD industry in particular. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities. No assurance can be given as to the market price for our common stock.

        Provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could deter or prevent a change in control.

        Provisions of our Third Amended and Restated Certificate of Incorporation and Third Amended and Restated By-Laws, as well as Delaware statutes, may have the effect of delaying, deferring or preventing a change in control. Such provisions, including those providing for the possible issuance of preferred stock in connection with the stockholder rights plan described in the documents incorporated by reference into this prospectus, the classification of our Board of Directors and regulating the nomination of directors, may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder's best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

        Our dividend policies and other restrictions on the payment of dividends may prevent the payment of dividends in the foreseeable future.

        We do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, covenants in debt instruments to which we are a party will restrict our ability to pay cash dividends and may prohibit the payment of dividends and other payments. Some institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

        Shares eligible for sale in the near future may cause the market price for our common stock to decline.

        Upon the effectiveness of our Plan of Reorganization in October 2002, holders of 28,736,014 shares of our common stock were free to sell their shares without restriction pursuant to Section 1145(a)(1) of the Bankruptcy Code and, to the extent they have not already, may do so at any time. Furthermore, 5,520,167 shares of common stock remain issuable upon exercise of options that we have granted under our equity incentive plans, 854,667 shares remain issuable under an employee stock purchase plan, and 100,000 shares remain issuable under other plans. The issuance of shares of our common stock under the plans was registered with the Securities and Exchange Commission in March 2003 and therefore, shares of our common stock obtained upon exercise of options or obtained through such plans may be resold without restriction. Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

FORWARD-LOOKING STATEMENTS

        Some of the matters discussed in this prospectus and the information incorporated by reference include forward-looking statements. These statements relate to future events or our future financial performance and include statements about our plans, objectives and business as well as our expectations and intentions. In some cases, you can identify these forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "potential," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  general economic and business conditions, both nationally and in those areas in which we operate;

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  competition;

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  the effect of potential healthcare reform;

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  changes in our business strategy or plans;

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  changes in exchange rates;

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  the loss of any of our management or key personnel;

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  increases in the floating rate under the Emergence Facility;

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  changes in our policy regarding interest rate and currency movements; and

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  the availability of capital and trade credit to fund our business.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. We will, upon the effectiveness of this prospectus, claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

        All the shares of our common stock offered by this prospectus are being offered for sale by the selling stockholders. We will not receive any portion of the net proceeds of this offering.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of January 15, 2004, and as adjusted to reflect the sale of common stock in this offering by:

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  each stockholder known by us to own beneficially more than 5% of our common stock;

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  our chief executive officer and our four most highly compensated executive officers, other than our chief executive officer;

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  each of our directors;

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  all of our directors and executive officers as a group; and

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  each selling stockholder.

        We are registering for sale the shares of our common stock held by the stockholders listed in the "Number of Shares Offered" column below. The stockholders acquired the shares pursuant to our Plan of Reorganization. We are registering the shares to permit the stockholders to resell the shares when and as they deem appropriate.

        We do not know how long the stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below. As of January 15, 2004 there were 41,753,311 shares of common stock outstanding.

	Shares Beneficially Owned Prior to Offering(2)(3)			Shares Beneficially Owned After Offering
Name of Beneficial Owner(1)			Number of Shares Offered(4)
	Number	Percentage		Number	Percentage
OZ Management, L.L.C.(5)	4,439,302	10.6%	4,439,302	0	*
OZF Management, L.P.(5)	1,486,736	3.6%	1,486,736	0	*
Angelo, Gordon & Co., L.P.(6)	4,577,515	11.0%	4,577,515	0	*
James W.P. Reid-Anderson(7)	996,888	2.4%	889,596	107,292	*
John M. Duffey(8)	91,290	*	0	91,290	*
Dominick M. Quinn(9)	47,150	*	0	47,150	*
Hiroshi Uchida(10)	74,702	*	0	74,702	*
Mark Wolsey-Paige(11)	168,678	*	0	168,678	*
N. Leigh Anderson, Ph.D.	8,334	*	0	8,334	*
James G. Andress	11,219	*	0	11,219	*
Jeffrey D. Benjamin	35,018	*	0	35,018	*
Alan S. Cooper	16,719	*	0	16,719	*
Bradley G. Pattelli(12)	8,334	*	0	8,334	*
Richard W. Roedel	10,478	*	0	10,478	*
All executive officers and directors as a group (11 persons)	1,468,810	3.5%	889,596	579,214	1.4%

*
Less than 1%

(1)
Unless otherwise indicated, the business address of each person named in the table above is c/o Dade Behring Holdings, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015-0778.

(2)
As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (1) the power to vote, or direct the voting of, such security or (2) investing power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of January 22, 2004. Except as otherwise noted, the persons and entities listed on this table have sole voting and investment power with respect to all of the shares of common stock owned by them. Calculations are based on a total of 41,821,027 shares of common stock outstanding as of January 22, 2004.

(3)
Includes the following number of shares of common stock issuable upon exercise of options exercisable within 60 days of January 22, 2004: (1) 4,800 shares by Dominick M. Quinn, (2) 32,352 shares by Hiroshi Uchida (3) 48,940 shares by John M. Duffey, (4) 122,328 shares by Mark Wolsey-Paige and (5) 8,334 shares by each of Dr. Anderson and Messrs. Andress, Benjamin, Cooper, Pattelli and Roedel. With respect to James W.P. Reid-Anderson, includes 400,236 shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 22, 2004, as well as 395,296 shares of common stock issuable upon exercise of options that will become exercisable in 50% increments on the first and second anniversary of October 3, 2003. Includes the following number of shares of common stock issuable under the Dade Behring Nonemployee Directors' Deferred Stock Compensation Plan within 60 days of termination of service with our company as a director: (1) 1,885 shares by Mr. Andress, (2) 1,684 shares by Mr. Benjamin, (3) 1,885 shares by Mr. Cooper and (4) 1,144 shares by Mr. Roedel.

(4)
This table does not include shares of common stock that have been sold in this offering between March 27, 2003 and January 15, 2004.

(5)
Information derived from the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the Securities and Exchange Commission on November 4, 2003. 4,439,302 of the shares are held by the OZ Master Fund, Ltd. ("OZMD"), 637,371 of the shares are held by the OZF Credit Opportunities Master Fund, Ltd. ("OZF1") and 849,365 of the shares are held by the OZF Credit Opportunities Master Fund II, Ltd. ("OZF2") OZ Management, L.L.C. serves as principal investment manager to a discretionary account (OZMD) with respect to which it has shared voting and dispositive authority over 4,439,302 shares of common stock. OZF Management, L.P. serves as principal investment manager to certain discretionary accounts (OZF1 to OZF2) with respect to which it has shared voting and dispositive authority over 1,486,736 shares of common stock. OZF Management, L.L.C. is general partner of OZF Management, L.P. Daniel S. Och is the senior managing member of OZ Management, L.L.C. and is a senior managing member of OZF Management, L.L.C. and, as such, he may be deemed to control such entities and therefore may be deemed to be the beneficial owner of the shares over which OZ Management, L.L.C. and OZF Management, L.P. have voting and dispositive authority. Stephen C. Friedheim is a senior managing member of OZF Management, L.L.C. and, as such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the shares over which such entity has voting and dispositive authority. The address for each of OZ Management, L.L.C., OZF Management, L.P., OZF Management L.L.C., Mr. Och and Mr. Friedheim is 9 West 57th Street, 39th Floor, New York, NY 10019. All of such entities and persons disclaim any beneficial ownership of such shares.

(6)
Information derived from the Schedule 13D and 13D/A filed jointly by Angelo, Gordon & Co., L.P., John M. Angelo and Michael L. Gordon with the Securities and Exchange Commission on November 26, 2002 and December 2, 2002 respectively. Consists of 4,577,515 shares held by Angelo, Gordon & Co., L.P., and certain private investment funds for which Angelo, Gordon & Co., L.P. acts as a general partner or investment advisor with sole voting and dispositive authority.

  John M. Angelo and Michael L. Gordon are the general partners of AG Partners, L.P., the sole general partner of Angelo, Gordon & Co. L.P. and, as such, they may be deemed to have shared voting and dispositive power over 4,577,515 shares of common stock. The address for Angelo, Gordon & Co., L.P., AG Partners, L.P., Mr. Angelo and Mr. Gordon is 245 Park Avenue, New York, NY 10167.

(7)
Mr. Reid-Anderson joined our company in 1996 and has served as the Chairman of our Board of Directors since October 2002 and as our President and Chief Executive Officer since September 2000. Pursuant to this Prospectus, Mr. Reid-Anderson is offering 688,240 shares of common stock he will acquire upon the exercise of options in addition to the 201,356 shares of common stock that he currently holds.

(8)
Mr. Duffey joined our company in 1995 and has served as our Senior Vice Present and Chief Financial Officer since September 2001.

(9)
Mr. Quinn joined our company in 1998 and has served as an Executive Vice President of Dade Behring Holdings, Inc. since December 2002 and as our President, Global Customer Management since January 2002.

(10)
Mr. Uchida joined our company in 1997 and has served as an Executive Vice President of Dade Behring Holdings, Inc. since December 2002 and as our President, Global Operations since January 2002.

(11)
Mr. Wolsey-Paige joined our company in 1994 and has served as Executive Vice President since December 2002.

(12)
Mr. Pattelli is a Director at Angelo, Gordon & Co., L.P. Pursuant to an agreement with Angelo Gordon, Mr. Pattelli is required to transfer any shares of our common stock that he receives upon exercise of stock options to Angelo Gordon. Mr. Pattelli disclaims beneficial ownership of all shares of common stock he is entitled to receive upon exercise of stock options.

PLAN OF DISTRIBUTION

        Each of the selling stockholders, which term shall include their pledges, transferees or other successors in interest, is offering the common stock for its own account, and not for our account. We will not receive any of the net proceeds of the offering.

        The selling stockholders may offer our securities for sale in one or more transactions, including:

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  block transactions;

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at prices determined on a negotiated or competitive bid basis.

        The selling stockholders may sell securities directly, through agents designated by them, from time to time, or by such other means as we may specify in any applicable prospectus supplement. Participating agents or broker-dealers in the distribution of any of the securities may be deemed to be "underwriters" within the meaning of the Securities Act. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of the securities purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

        The selling stockholders may sell their shares of our common stock through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such securities to the public at varying prices to be determined by the broker-dealer at the time of resale. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

        The selling stockholders may loan or pledge common stock to a broker-dealer and the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus. In connection with the distribution of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. In connection with these hedging transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may sell common stock short or otherwise enter into hedging positions with respect to the common stock and deliver the common stock to close out these short positions and hedges.

        To the extent required, the number and amount of the securities to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an appropriate supplement to this prospectus.

        If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Underwriters, dealers and agents may be entitled, under agreements to be entered into among us and the selling stockholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. If any material change is made with respect to this plan of distribution, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

        Under the securities laws of some states, the securities covered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus and any supplement will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

        Upon sale under the registration statement that includes this prospectus and any supplement, the securities registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        The validity of the common stock offered hereby has been passed on for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

        The Successor Company financial statements as of December 31, 2002 and for the period from October 2, 2002 to December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the application of fresh-start reporting as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The Predecessor Company financial statements as of December 31, 2001 and for the period from January 1, 2002 to October 1, 2002 and for each of the two years in the period ended December 31, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains explanatory paragraphs related to (i) the Company filing for relief under Chapter 11 of the United States Bankruptcy Code and emerging from bankruptcy during 2002 as described in Notes 1 and 2 to the financial statements and (ii) the Company changing its revenue recognition policy in 2000 as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission, a registration statement on Form S-3 under the Securities Act with respect to the securities to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC, which you can access at http://www.sec.gov. Copies of the reports and other information we have filed with the SEC are also available through our website at http://www.dadebehring.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is finished.

          (a)   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

          (b)   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

          (c)   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

          (d)   Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

          (e)   Our Definitive Proxy Statement on Form 14A filed on April 25, 2003.

          (f)    The description of our common stock contained in our Registration Statement on Form 10/A filed on January 21, 2003 (File No. 000-50010), under the caption "Description of Registrant's Securities to be Registered."

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Dade Behring Holdings, Inc.
Attention: Investor Relations
1717 Deerfield Road
Deerfield, Illinois 60015-0778
(847) 267-5300

15,122,961 Shares

DADE BEHRING HOLDINGS, INC.

Common Stock

PROSPECTUS

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Dade Behring Holdings, Inc.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRINCIPAL AND SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE